Exhibit 99.1

The First Bancorp Declares Third Quarter Dividend
DAMARISCOTTA, ME--(BUSINESS WIRE)--The First Bancorp (NASDAQ: FNLC), the parent company of First National Bank, today declared a quarterly cash dividend of 35 cents per share. This third quarter dividend is payable October 20, 2023 to shareholders of record as of October 10, 2023.
"I'm pleased to announce a third quarter dividend of 35 cents per share", remarked President & Chief Executive Officer, Tony C. McKim. "The quarterly dividend is an important part of the value we offer our shareholders. Based on the September 27, 2023 closing price of $23.37 per share, the annualized dividend of $1.40 per share represents an attractive yield of 5.99%."
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for First National Bank. Founded in 1864, the Bank serves Mid-Coast and Down East Maine with eighteen offices in Lincoln, Knox, Hancock, Penobscot, Waldo and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First National Wealth Management, a division of First National Bank, provides investment management and trust services from five offices in Lincoln, Knox, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
Category: Dividends
Source: The First Bancorp

The First Bancorp
Richard M. Elder, EVP, Chief Financial Officer
207-563-3195
rick.elder@thefirst.com